Exhibit 10.1

Employment Contract Agreement Between Robert Orr and Water Pure International Inc. Dated July 1, 2006.

Water Pure International, Inc. is hiring Robert Orr to the Position of Chief Financial Officer and asking to join the board of directors. Robert will perform all the duties associated with his title including but not exclusive to keeping all accounting records, writing the 10Q’s and 10K, filing corporate tax return and performing fiduciary duties as a board member. The payment will be 500,000 shares of restricted stock to be earned in 100,000 share allotments for each one full year term from the date of this agreement. These 500,000 shares will be issued at the signing of this agreement. Robert also understands those shares cannot be sold until one year after they are earned. This agreement will run for five years from the date stated above. If for some reason Robert F. Orr leaves the company, wether he resigns or is terminated the remaining unearned shares will be returned to the company. Each 100,000 share lot is earned after he has worked a one full year. For example, if Robert F. Orr works from July 1, 2006 to August 1, 2007, then he only earned 100,000 shares and the remaining 400,000 shares will be returned.

These shares will cover all fees that would have been occurred for the above services during the time covered by this agreement.

/s/ Robert F. Orr	/s/ Paul S. Lipschutz
Robert F. Orr	Paul S. Lipschutz